SETTLEMENT AND RELEASE AGREEMENT

This Settlement and Release Agreement (“Agreement”) is entered into and dated effective as of this 13th day of August, 2007 by and between Halliburton Investor Relations (“Creditor”) and Catalyst Lighting Group, Inc., a Delaware corporation (“Catalyst”).

RECITALS

WHEREAS, Creditor acknowledges that Catalyst owes Creditor $51,342.40 for services previously rendered by Creditor to Catalyst (“Account Payable”);

WHEREAS, Catalyst has insufficient financial resources to pay Creditor the Account Payable;

WHEREAS, Catalyst intends to file with the U.S. Securities and Exchange Commission (“SEC”) to become a reporting company under the Securities Exchange Act of 1934, as amended (“Exchange Act”) after the audit of Catalyst’s financial statements is completed;

WHEREAS, after becoming a reporting company under the Exchange Act, Catalyst intends to seek to effect a business combination with a corporation or other business entity with current business operations in a reverse merger or reverse takeover transaction (“Reverse Merger”);

WHEREAS, in order to pursue a Reverse Merger, Catalyst needs to pay, settle and/or satisfy all of its liabilities and obligations;

WHEREAS, Creditor and Catalyst desire to settle and satisfy all claims, liabilities and obligations between them including, without limitation, the Account Payable pursuant to the terms and conditions hereof;

WHEREAS, Creditor and Catalyst further desire to terminate and cancel all contracts and agreements between them, whether oral or written, without further liability or obligation on behalf of either of them, pursuant to the terms and conditions of this Agreement; and

WHEREAS, Creditor and Catalyst further desire to release each other from any and all liabilities and obligations of any kind or nature, whether known or unknown, pursuant to the terms and conditions of this Agreement;

AGREEMENTS

Now, Therefore, in consideration of the above recitals, the following representations, warranties, covenants and conditions, and other good and valuable consideration, the receipt of which is acknowledged, the parties agree as follows:

1. Termination of Agreements. Subject only to the issuance of securities by Catalyst to Creditor as set forth in Section 3 hereof, Catalyst, on the one hand, and Creditor, on the other hand, each hereby: (i) mutually terminate and cancel any and all agreements and contracts (whether oral or written) between Catalyst, on the one hand, and Creditor, on the other hand, pertaining to any matters between such parties (“Contracts”), and (ii) release each other from any further liability and obligations under the Contracts.

2. Waiver and Release. Subject only to the issuance of securities by Catalyst to Creditor as set forth in Section 3 hereof, Catalyst, on the one hand, and Creditor, on the other hand, each hereby waive, and forever and irrevocably release and discharge the other party and its respective successors and assigns, and their respective past and present officers and directors, employees, shareholders, members, consultants, attorneys, accountants, other professionals, insurers, agents and all other related entities, including, but not limited to, assigns, predecessors, successors, controlling corporations, subsidiaries or other affiliates, from all liabilities and obligations owed by either party to the other party, and from any and all claims, demands, and causes of action of every kind and nature, including, without limitation, the Account Payable, those relating to or arising out of any federal, state or local laws, and common law, claims for advances or other loans, claims for unpaid fess, interest, penalties, expense reimbursement or other compensation, claims for fees or expenses for services rendered; provided, however, that nothing contained herein shall be construed to limit in any way the rights of either party, and their successors and assigns, to enforce the terms of this Agreement. Further, each party irrevocably agrees to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any suit, action, or proceeding of any kind, in any court or before any tribunal, against the other party based upon any released claim.

3. Issuance of Securities. In full satisfaction of all obligations and liabilities of Catalyst owed to Creditor, including, without limitation, the Account Payable, Catalyst hereby agrees to issue to Creditor a total of 498,188 shares of Catalyst’s common stock (“Shares”). The Shares shall be issued pursuant to an exemption from registration under the Securities Act of 1933, as amended (“Securities Act”), and the certificates representing the Shares shall contain the restrictive legend under the Securities Act. Prior to the issuance of the Shares, Creditor shall deliver to Catalyst a representation letter with respect to the issuance of the Shares, which shall be in the form attached hereto as Exhibit A. The Shares will be entitled to piggyback registration rights as set forth in the Registration Rights Agreement, the form of which is attached hereto as Exhibit B (“Registration Rights Agreement”).

4. Representations and Warranties of Catalyst. Catalyst represents and warrants to Creditor that: (i) on the date of this Agreement, Catalyst has all necessary authority to execute this Agreement; (ii) there is no claim, action, suit or other proceeding pending, threatened or known, which, if decided adversely, would interfere with the consummation of the transaction contemplated hereby; (iii) no approval or consent of any governmental authority or third party is required for Catalyst to enter into or perform this Agreement; (iv) this Agreement is enforceable in accordance with its terms, subject to the laws of insolvency and general principles of equity; and (v) this Agreement has been duly authorized and adopted by Catalyst.

5. Representations and Warranties of Creditor. Creditor represents and warrants to Catalyst that: (i) on the date of this Agreement, Creditor has all necessary authority to execute this Agreement; (ii) there is no claim, action, suit or other proceeding pending, threatened or known, which, if decided adversely, would interfere with the consummation of the transaction contemplated hereby; (iii) no approval or consent of any governmental authority or third party is required for Creditor to enter into or perform this Agreement; and (iv) this Agreement is enforceable against Creditor in accordance with its terms, subject to the laws of insolvency and general principles of equity.

6. Delivery and Cooperation. If either party requires any further documentation (including, without limitation, any UCC termination filings), the other party will promptly respond to any reasonable requests for additional documentation.

7. Miscellaneous.

(a)  Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors and assigns.

(b)  Survival of Covenants and Representations. All agreements, covenants, representations and warranties made by the parties herein shall survive the delivery of this Agreement.

(c)  Severability. Should any part of this Agreement for any reason be declared invalid or unenforceable, such decision will not affect the validity or enforceability of any remaining portion, which remaining portion will remain in force and effect as if this Agreement had been executed with the invalid portion thereof eliminated, and it is hereby declared as the intention of the parties hereto that the parties would have executed the remaining portion of this Agreement without including therein any such part or portion that may, for any reason, be hereafter declared invalid or unenforceable.

(d)  Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to choice of law principles.

(e)  Captions. The descriptive headings of the various Sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

(f)  Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto concerning the subject matter contained herein, and supersedes all prior agreements or understanding of the parties. No provision of this Agreement may be waived or amended except in a writing signed by both parties. A waiver or amendment of any term or provision of this Agreement shall not be construed as a waiver or amendment of any other term or provision.

(g)  Counterparts. This Agreement may be executed by facsimile or electronic signatures and in multiple counterparts, each of which shall be deemed an original. It shall not be necessary that each party executes each counterpart, or that any one counterpart be executed by more than one party so long as each party executes at least one counterpart.

(h)  Arbitration. All disputes, controversies or claims (“Disputes”) arising out of or relating to this Agreement shall in the first instance be the subject of a meeting between a representative of each party who has decision-making authority with respect to the matter in question. Should the meeting either not take place or not result in a resolution of the Dispute within twenty (20) business days following notice of the Dispute to the other party, then the Dispute shall be resolved in a binding arbitration proceeding to be held in Dallas, Texas in accordance with the international rules of the American Arbitration Association. The arbitrators may award attorneys’ fees and other related arbitration expenses, as well as pre- and post-judgment interest on any award of damages, to the prevailing party or parties, in their sole discretion. The parties agree that a panel of three arbitrators shall be required, all of whom shall be fluent in the English language, and that the arbitration proceeding shall be conducted entirely in the English language. Any award of the arbitrators shall be deemed confidential information for a minimum period of five years.

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IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

CATALYST LIGHTING GROUP, INC.

By:	/s/ Dennis Depenbusch
Dennis Depenbusch, CEO

CREDITOR: Halliburton Investor Relations

By:	/s/ Alan Halliburton
Name: Alan Halliburton
Title: Chairman

Exhibit A - Creditor Investor Representation Letter

Exhibit B - Registration Rights Agreement